Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated November 15, 2010

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-7 of this term sheet and beginning on page S-10 of product supplement CECS-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.000	$
Underwriting discount (2)	$0.175	$
Proceeds, before expenses, to Bank of America Corporation	$9.825	$

(1)	Plus accrued Minimum Coupon of 3% per annum from December , 2010, if settlement occurs after that date.
(2)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.950 per unit and $0.125 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.825 per unit and $0.000 per unit, respectively.

* Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in November or December 2010, the settlement date may occur in November or December 2010, and the maturity date may occur in November or December 2011, and the Observation Dates, Coupon Payment Dates, and Valuation Date may be adjusted accordingly. Any reference in this term sheet to the month in which the pricing date, settlement date, maturity date, Observation Dates, Coupon Payment Dates, or Valuation Date will occur is subject to change as specified above.

Merrill Lynch & Co.

November     , 2010

Units Conditional Enhanced Coupon Securities Linked to the common stock of American Express Company, due December , 2011 $10 principal offering amount per unit Term Sheet No.	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	November , 2010 December , 2010 December , 2011
Conditional Enhanced Coupon Securities

•    Minimum Coupon payable quarterly at the rate of 3% per annum

•    Potential quarterly payment of a Conditional Coupon at the rate of 8% to 12% per annum, in addition to the Minimum Coupon if the applicable Observation Level of the common stock of American Express Company (the “Underlying Stock”) on the applicable Observation Date is greater than the Strike Level, which will be 100% of the Starting Value

•    1-for-1 downside exposure to any decrease in the price of the Underlying Stock below a Threshold Value, with up to 95% of the principal amount at risk

•    No participation in any increase in the price of the Underlying Stock at maturity, and the Redemption Amount will not exceed the Original Offering Price per unit

•    A maturity of approximately one year and one week

•    Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of Bank of America Corporation

•    No listing on any securities exchange

Summary

The Conditional Enhanced Coupon Securities Linked to the common stock of American Express Company, due December     , 2011 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide quarterly interest payments at a rate equal to the sum of (a) the Minimum Coupon Rate (as defined below) and (b) if the applicable Observation Level is greater than the Strike Level, the Conditional Coupon Rate (each as defined below). In addition to the quarterly interest payments, as described in more detail below, if the Ending Value of the Underlying Stock on the Valuation Date is at or above the Threshold Value, you will receive on the maturity date an amount (the “Redemption Amount”) equal to the Original Offering Price per unit. If the Ending Value of the Underlying Stock on the Valuation Date is less than the Threshold Value, the Redemption Amount will be less than the Original Offering Price per unit and will be based on the percentage change in the price of the Underlying Stock from the Starting Value, as determined on the pricing date, to the Ending Value, as determined on the Valuation Date. Investors must be willing to forgo guaranteed market rates of interest above the Minimum Coupon Rate for the term of their investment in the notes and be willing to accept a Redemption Amount at maturity that is limited to the Original Offering Price of the notes even if the Ending Value is greater than or equal to the Threshold Value. Investors must also be willing to accept a Redemption Amount that is less, and potentially significantly less, than the Original Offering Price if the Ending Value is less than the Threshold Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the product supplement CECS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of American Express Company (the “Underlying Company”) (NYSE symbol: AXP)
Interest:

The notes will bear interest at a rate equal to the sum of (a) the Minimum Coupon Rate and (b) if the applicable Observation Level is greater than the Strike Level, the Conditional Coupon Rate. We will pay interest on the notes quarterly in cash in arrears on March     , 2011, June     , 2011, September     , 2011, and December     , 2011 (each a “Coupon Payment Date,” and collectively, the “Coupon Payment Dates”), commencing on March     , 2011. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Minimum Coupon Rate:	3% per annum
Conditional Coupon Rate:

8% to 12% per annum, payable if the applicable Observation Level is greater than the Strike Level. The actual Conditional Coupon Rate will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with the sale of the notes.

Observation Level:	For each Coupon Payment Period, the Closing Market Price of the Underlying Stock on the applicable Observation Date, multiplied by the Price Multiplier
Observation Dates:

For each Coupon Payment Period, the fifth scheduled trading day immediately prior to the applicable Coupon Payment Date, determined as of the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes, subject to postponement as described on page S-27 of product supplement CECS-1 if it is determined that any scheduled Observation Date is not a trading day or if a Market Disruption Event occurs on that scheduled Observation Date.

Strike Level:	100% of the Starting Value
Starting Value:	The Volume Weighted Average Price
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges on the pricing date

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:

The fifth scheduled trading day immediately prior to the maturity date, determined as of the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes, subject to postponement as described on page S-27 of product supplement CECS-1 if it is determined that the scheduled Valuation Date is not a trading day or if a Market Disruption Event occurs on the scheduled Valuation Date. The Valuation Date will occur on the same date as the final Observation Date.

Threshold Value:

95% of the Starting Value (rounded to two decimal places). The actual Threshold Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Downside Leverage Factor:	100%
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-34 of product supplement CECS-1.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the Notes

In addition to the final interest payment, you will receive on the maturity date the Redemption Amount, a payment per unit calculated as follows:

Hypothetical Payments

Set forth below are four hypothetical examples of payment calculations related to the notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Strike Level, each Observation Level, Ending Value, and the term of your investment. These examples are based on the Minimum Coupon Rate of 3% per annum and assume:

1)	a hypothetical Starting Value of 40.09, which was the Volume Weighted Average Price of the Underlying Stock on October 21, 2010 (rounded to two decimal places);

2)	a hypothetical Threshold Value of 38.09 (equal to 95% of the hypothetical Starting Value, rounded to two decimal places);

3)	a hypothetical Strike Level of 40.09 (equal to 100% of the hypothetical Starting Value);

4)	a hypothetical term of the notes from October 26, 2010 to November 2, 2011, a term expected to be similar to that of the notes; and

5)	a hypothetical Conditional Coupon Rate of 10% per annum, the midpoint of the Conditional Coupon Rate range of 8% to 12% per annum.

Example 1

Each hypothetical Observation Level is greater than the hypothetical Strike Level and the hypothetical Ending Value is 46.10 (115% of the hypothetical Starting Value)

For each Coupon Payment Period, the hypothetical applicable Observation Level is greater than the hypothetical Strike Level. Therefore, you will receive each quarterly interest payment paid at a rate equal to the sum of (a) the Minimum Coupon Rate (represented in yellow) and (b) the hypothetical Conditional Coupon Rate (represented in orange). In addition, the hypothetical Ending Value of the Underlying Stock is greater than the hypothetical Starting Value and the hypothetical Threshold Value. Because the hypothetical Ending Value is greater than or equal to the hypothetical Threshold Value, the hypothetical Redemption Amount per unit on the maturity date will be equal to $10.00.

Example 2

Each hypothetical Observation Level is greater than the hypothetical Strike Level and the hypothetical Ending Value is 42.09 (105% of the hypothetical Starting Value)

For each Coupon Payment Period, the hypothetical applicable Observation Level is greater than the hypothetical Strike Level. Therefore, you will receive the quarterly interest payments paid at a rate equal to the sum of (a) the Minimum Coupon Rate (represented in yellow) and (b) the hypothetical Conditional Coupon Rate (represented in orange). In addition, the hypothetical Ending Value of the Underlying Stock is greater than the hypothetical Starting Value and the hypothetical Threshold Value. Because the hypothetical Ending Value is greater than or equal to the hypothetical Threshold Value, the hypothetical Redemption Amount per unit on the maturity date will be equal to $10.00.

Example 3

Only one of the hypothetical Observation Levels is greater than the hypothetical Strike Level and the hypothetical Ending Value is 38.49 (96% of the hypothetical Starting Value)

For the first Coupon Payment Period, the hypothetical applicable Observation Level is greater than the hypothetical Strike Level. Therefore, you will receive the first quarterly interest payment paid at a rate equal to the sum of (a) the Minimum Coupon Rate (represented in yellow) and (b) the hypothetical Conditional Coupon Rate (represented in orange). For the other three Coupon Payment Periods, each hypothetical Observation Level is less than the hypothetical Strike Level. Therefore, on the corresponding three Coupon Payment Dates, you will receive quarterly interest payments equal to only the Minimum Coupon Rate (represented in yellow). In addition, the hypothetical Ending Value of the Underlying Stock is less than the hypothetical Starting Value, but is greater than the hypothetical Threshold Value. Because the hypothetical Ending Value is greater than or equal to the hypothetical Threshold Value, the hypothetical Redemption Amount per unit on the maturity date will be equal to $10.00.

Example 4

None of the hypothetical Observation Levels is greater than the hypothetical Strike Level and the hypothetical Ending Value is 32.07 (80% of the hypothetical Starting Value)

For each Coupon Payment Period, the hypothetical applicable Observation Level is less than the hypothetical Strike Level. Therefore, on each Coupon Payment Date, you will receive quarterly interest payments equal to only the Minimum Coupon Rate (represented in yellow). In addition, the hypothetical Ending Value of the Underlying Stock is less than the hypothetical Threshold Value. You will participate in the percentage decrease of the value of the Underlying Stock in excess of the percentage difference between the hypothetical Starting Value and the hypothetical Threshold Value. The hypothetical Redemption Amount per unit (rounded to two decimal places) will equal:

$10 –	[	$10 ×	(38.09 – 32.07)	× 100%	]	= $8.50
40.09

On the maturity date, you will receive the hypothetical Redemption Amount per unit of $8.50.

Summary of the Hypothetical Examples	Example 1	Example 2

Each hypothetical Observation
Level is  greater than the hypothetical
Strike Level and the hypothetical
Ending Value is greater than
or equal to the hypothetical
Starting Value and the
hypothetical Threshold Value	Each hypothetical Observation
Level is  greater than the hypothetical
Strike Level and the hypothetical
Ending Value is greater than
or equal to the hypothetical
Starting Value and  the
		hypothetical Threshold Value

Hypothetical Starting Value	40.09	40.09

Hypothetical Ending Value	46.10	42.09

Hypothetical Strike Level	40.09	40.09

Hypothetical Threshold Value	38.09	38.09

Minimum Coupon Rate (per annum)	3.00%	3.00%

Hypothetical Conditional Coupon Rate (per annum)	10.00%	10.00%

Hypothetical Redemption Amount per Unit	$10.00	$10.00

Hypothetical Total Return of the Underlying Stock(1)	16.87%	6.87%

Hypothetical Total Return on the Notes(2)	13.22%	13.22%

Summary of the Hypothetical Examples	Example 3	Example 4

Only one of the hypothetical Observation
Levels is greater than the hypothetical
Strike Level and the hypothetical
Ending Value is less than
the hypothetical Starting Value
but greater than or equal to the
	hypothetical Threshold Value	None of the hypothetical Observation Levels is greater than the hypothetical Strike Level and the hypothetical Ending Value is less than the hypothetical Starting Value and the hypothetical Threshold Value

Hypothetical Starting Value	40.09	40.09

Hypothetical Ending Value	38.49	32.07

Hypothetical Strike Level	40.09	40.09

Hypothetical Threshold Value	38.09	38.09

Minimum Coupon Rate (per annum)	3.00%	3.00%

Hypothetical Conditional Coupon Rate (per annum)	10.00%	10.00%

Hypothetical Redemption Amount per Unit	$10.00	$8.50

Hypothetical Total Return of the Underlying Stock(1)	-2.13%	-18.13%

Hypothetical Total Return on the Notes(2)	5.72%	-11.97%

(1)	The hypothetical total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the hypothetical Starting Value to the hypothetical Ending Value;

(b)	a constant dividend yield of 1.84% per annum, the dividend yield as reported by Bloomberg L.P.; and

(c)	no transaction fees or expenses.

(2)	The hypothetical total return on the notes includes interest paid on the notes and assumes a term of the notes from October 26, 2010 to November 2, 2011, a term expected to be similar to that of the notes.

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement CECS-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment will result in a loss if the Ending Value is less than the Threshold Value; there is no guaranteed return of principal.

▪	You will not receive the Conditional Coupon on the applicable Coupon Payment Date unless the applicable Observation Level is greater than the Strike Level.

▪	Your return is limited to the return represented by the sum of the Minimum Coupon Rate and, if payable, the Conditional Coupon Rate over the term of the notes.

▪

Except that the payment of the Conditional Coupon is contingent on the price of the Underlying Stock, you will have no opportunity to participate in possible increases in the price of the Underlying Stock because the Redemption Amount cannot exceed the Original Offering Price.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for your notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Each Coupon Rate and the Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor the selling agent will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments for Notes Linked to Underlying Stocks” beginning on page S-34 of product supplement CECS-1.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-50 of product supplement CECS-1.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be greater than or equal to the Threshold Value.

▪	You seek quarterly interest payments on your investment.

▪

You are willing to accept that the maximum return on the notes is limited to the return represented by the sum of the Minimum Coupon Rate and, if payable, the Conditional Coupon Rate, are willing to forgo guaranteed market rates of interest above the Minimum Coupon Rate, and are willing to accept that you will have no opportunity to participate in possible increases in the price of the Underlying Stock at maturity.

▪

You accept that your investment will result in a loss, which could be significant, if the closing price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be less than the Threshold Value.

▪	You anticipate that the price of the Underlying Stock will increase from the Starting Value to the Ending Value and seek to participate in that increase at maturity.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be limited to the return represented by the sum of the Minimum Coupon Rate and the Conditional Coupon Rate.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is more than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for the notes sold to certain fee-based trusts and fee based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. The Underlying Company is a global payment and travel company. Its principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 4962. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “AXP”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from the first quarter of 2005 through October 21, 2010. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease to a value that is less than the Threshold Value.

	High ($)	Low ($)
2005
First Quarter	49.68	44.01
Second Quarter	48.14	43.60
Third Quarter	52.05	46.39
Fourth Quarter	52.84	47.15
2006
First Quarter	54.87	51.40
Second Quarter	54.78	51.00
Third Quarter	56.08	50.62
Fourth Quarter	61.90	55.18
2007
First Quarter	60.36	54.75
Second Quarter	65.07	55.86
Third Quarter	65.55	56.74
Fourth Quarter	63.23	50.84
2008
First Quarter	51.04	40.04
Second Quarter	51.33	37.67
Third Quarter	42.19	32.55
Fourth Quarter	35.34	17.23
2009
First Quarter	21.07	10.26
Second Quarter	28.40	14.44
Third Quarter	35.84	22.27
Fourth Quarter	41.83	32.46
2010
First Quarter	42.98	36.79
Second Quarter	48.05	37.71
Third Quarter	45.43	39.21
Fourth Quarter (through October 21, 2010)	41.78	37.82

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as contingent income-bearing single financial contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments (consisting of both the Minimum Coupon and, if payable, the Conditional Coupon) as well as, at maturity, an amount in cash linked to the value of the Underlying Stock.

•

Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments (consisting of both the Minimum Coupon and, if payable, the Conditional Coupon) constitute taxable ordinary income to you, and, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-50 of the product supplement CECS-1, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as contingent income-bearing single financial contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments (consisting of both the Minimum Coupon and, if payable, the Conditional Coupon) as well as, at maturity, an amount in cash linked to the value of the Underlying Stock. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute contingent income-bearing single financial contracts linked to the Underlying Stock for U.S. federal income tax purposes. If the notes do not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement CECS-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” beginning on page S-50 of product supplement CECS-1 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Stated Periodic Interest Payments. Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments (consisting of both the Minimum Coupon and, if payable, the Conditional Coupon) constitute taxable ordinary income to a U.S. Holder (as defined in product supplement CECS-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as contingent income-bearing single financial contracts linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described above under “– Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-50 of product supplement CECS-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement CECS-1 dated November 15, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510260904/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.